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                                                                  Exhibit 11(ii)




INDEPENDENT AUDITORS' CONSENT

Board of Directors of State Income Funds, Inc.
  and Shareholders of State Bond U.S. Government and Agency Securities Fund


We consent to the use in the Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of State Bond U.S. Government and Agency Securities Fund filed under the Investment Company Act of 1940 and the Securities Act of 1933 of our report dated November 29, 1994 accompanying the financial statements of State Bond U.S. Government and Agency Securities Fund for the year ended October 31, 1994, as listed in Item 24(a) of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
December 27, 1995